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Exhibit 99.1

Specialty Laboratories Obtains $100 Million in Credit Facilities

        Santa Monica, CA, April 2, 2002—Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading research-driven clinical reference laboratory, announced today that it has obtained secured credit facilities totaling $100 million from a syndicate of lenders arranged by BNP Paribas.

        The credit arrangement includes up to $60 million to finance the construction of Specialty's new laboratories and headquarters in Valencia, California, as well as a $40 million revolving line of credit to support working capital, acquisitions and general corporate purposes. This new line of credit replaces Specialty's existing revolving credit facility of $30 million.

        "The completion of this financing transaction allows Specialty to move forward with the construction of our new facilities while maintaining our strong cash position. With our expanded line of credit, Specialty has as of today more than $110 million of resources to support our growth plans," noted Frank J. Spina, chief financial officer of Specialty Laboratories. "This transaction also expands our base of banking partners, building on our existing relationship with Union Bank of California."

        The new credit facilities are being provided by the following banks:

BNP Paribas	Lead Arranger
Union Bank of California	Co-Syndication Agent
U.S. Bank	Co-Syndication Agent
First Union National Bank	Co-Syndication Agent
Allied Irish Banks plc	Participant
Manufacturers Bank	Participant
Bank Leumi USA	Participant

        "Specialty appreciates the support of this fine group of financial institutions," noted James B. Peter, M.D., Ph.D., chairman and chief executive officer of Specialty Laboratories. "Specialty's proposed state-of-the-art facility is expected to reach completion in the second half of 2003. Plans call for a customized and cost-effective environment for our research, testing and administrative activities, allowing us to leverage our investments in laboratory productivity technologies and process improvements. We believe the move will be accretive to the bottom line in 2004."

About Specialty Laboratories

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of more than 3,200 specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with biotechnology companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Today, Specialty is recognized as the largest single source of specialized testing in the United States. Specialty's web address is www.specialtylabs.com.

Safe Harbor Statement

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the strength of our cash position, that construction will be completed in the second half of 2003, that our new facilities will be a cost-effective environment, that we will be able to leverage our investments in laboratory productivity technologies and process improvements, and that the move will be accretive to our bottom line in 2004. There can be no assurance that our cash position will remain strong or our move will be completed on schedule, be more cost-effective, increase our laboratory productivity or be accretive to our bottom line. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Greg Mann
Corporate Communications and Investor Relations
Specialty Laboratories
310-586-7261
gmann@specialtylabs.com

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Specialty Laboratories Obtains $100 Million in Credit Facilities